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                                                             Exhibit 11B


                           PacifiCare Health Systems, Inc.

                Computation of Net Income per Share of Common Stock -
                                    Fully Diluted

               (Dollars and shares in thousands, except per share data)

                                                    Three months ended
                                                         March 31,
                                                ------------------------------
                                                    1997            1996
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Net income                                        $  43,494      $  31,869
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Shares outstanding at the beginning of
   the period                                        31,302         30,987

Weighted average number of shares issued during the period in connection with:

     Issuance of common shares in connection
        with FHP acquisition                          4,842              -
     Exercise of stock options                          217             48

  Dilutive shares issuable:
     Net of shares assumed to have been
        purchased (at the greater of ending or
        average market price) for treasury with
        assumed proceeds from the contingent
        exercise of stock options and registered
        equity purchase contracts                       685            724
    Assumed conversion of Series A Cumulative
        Convertible Preferred Stock on date of
        issuance                                      1,987              -
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Total shares - fully diluted                         39,033         31,759
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Fully diluted earnings per share                    $  1.11        $  1.01
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